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                                NET GROCER INC.
                             CONVERTIBLE DEBENTURE

         FOR VALUE RECEIVED, the undersigned, NET GROCER INC., a Delaware corporation (the "Company"), hereby unconditionally promises to pay to CENDANT CORPORATION, a Delaware corporation (such entity, and any successor or assign of such entity, the "Holder"), on the Maturity Date (as defined below), the principal sum of SEVEN MILLION DOLLARS AND NO CENTS (U.S. $7,000,000.00), together with interest accrued upon the unpaid principal balance hereof, from the date hereof until the payment in full of the principal balance hereof, at the rate of interest set forth below. This Convertible Debenture (the "Debenture") is being issued to the Holder pursuant to the provisions of
Section 4.1 of the Investment and Stockholders Agreement dated as of November 17, 1997 (the "Investment Agreement"), by and among the Holder, the Company and the stockholders of the Company listed on the signature pages thereto.

         1. Maturity Date. This Debenture shall mature, and the principal balance of this Debenture and all interest accrued thereon through such time shall be payable by the Company to the Holder in full on the fifth anniversary of the date of this Debenture set forth below (such date, the "Maturity Date"; provided that, upon the occurrence of an Event of Default, as such term is defined below, the payment date, as so accelerated, shall be the "Maturity Date").

         2. Interest.

            (a) Payment of Interest; Method of Calculation. The indebtedness evidenced by this Debenture shall bear interest at a compound annual rate equal to the Prime Rate (as defined below) in effect from time to time during the periods in question; provided that while an Event of Default exists, the interest rate payable on this Debenture shall be adjusted such that this Debenture shall bear interest at a compound annual rate equal to the lesser of
(A) the Prime Rate in effect from time to time, plus two percent (2%), or (B) the maximum rate of interest permissible under applicable law (the "Post-Default Rate"). Interest owed on this Debenture shall accrue following the date hereof and shall be payable on the Maturity Date. Interest on this Debenture shall be computed based on a 360-day year and for the actual number of days elapsed.

            (b) Defined Terms. For purposes of this Debenture, the term "Prime Rate" means, at any time, a fluctuating rate of interest equal to the per annum rate of interest reported as the "Prime Rate" in The Wall Street Journal during the periods in question (or, absent such rate being reported in such publication, a fluctuating rate of interest equal to the per annum rate of interest publicly announced by Citibank, N.A. in New York, New York, as its "prime" lending rate for domestic commercial loans during the periods in question); provided that in no event shall the Prime Rate exceed any maximum rate of interest permitted under applicable law.

         3. Payments upon Maturity. Upon the Maturity Date, this Debenture shall be due and payable in full on such date, and the Company shall pay to the Holder on such date the principal balance hereof and all interest accrued hereon up through the time of payment

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hereunder at the interest rate specified herein in lawful money of the United
States of America, without any deduction whatsoever. Such payment to be made by certified check or wire transfer to an account designated in writing by the Holder, as the Holder shall designate in writing; provided that, at least ten
(10) business days prior to such payment (but in no event more than sixty (60) days prior to such payment), the Company shall notify the Holder in writing of such intended payment and of the Holder's Conversion Right set forth in Section 4 below (such notice, the "Payoff Notice") and shall give the Holder the opportunity to exercise its Conversion Right set forth in Section 4 below.

         4. Conversion Right. At any time after the date hereof and up until the date on or after the Maturity Date on which all of the outstanding indebtedness and accrued interest under this Debenture is paid to the Holder, the Holder shall have the right (the "Conversion Right"), at its sole option, to convert all of the outstanding indebtedness and accrued interest under this Debenture into a number of duly authorized, validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of the Company (such common stock, or any other comparable class of capital stock or equity security issued to the equityholders of the Company and its successors in exchange for or in replacement of such common stock, the "Common Stock") equal to twenty-two thousand, one hundred and twenty-six (22,126) shares (such amount--of shares, as may be adjusted pursuant to the provisions of Section 5 below, the "Share Amount"); provided that in the event that the Company has not yet provided the Payoff Notice referred to in Section 3 above in a timely manner, the time on which the Holder is entitled to exercise the Conversion Right shall be extended until the 10th business day following the delivery to the Holder of the Payoff Notice; provided further that following the fourth anniversary of the date of this Debenture, the Company shall have the right to require that the Holder exercise its Conversion Right upon ten (10) days' prior written notice to the Holder, following which such Conversion Right shall be deemed to have been exercised by such Holder without any further action on the part of any party. The Company hereby represents and warrants to the Holder that the Share Amount represents as of the date of this Debenture a Share Ownership Interest (such term, as defined in the Investment Agreement) equal to approximately eleven and three-tenths percent (11.3%). In the event that the Holder determines to exercise its Conversion Right, the following procedure shall apply:

            (a) Delivery of Conversion Notice. The Holder shall give written notice to the Company, substantially in the form attached hereto as Exhibit 1 ("Conversion Notice"), of its exercise of its Conversion Right. The exercise of the Conversion Right shall be deemed to have been effected as of the date on which the Conversion Notice is delivered to the Company by the Holder, and at such time the Holder or such other person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such exercise as specified in the Conversion Notice shall be deemed to have become the holder or holders of record of such shares of Common Stock.

            (b) Delivery of Share Certificates by the Company. Promptly following the delivery to the Company by the Holder of the Conversion Notice (but in any event within three

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business days thereafter, the Company at its expense shall deliver to the
Holder a certificate, or multiple certificates, if so requested by the Holder, registered in the name of the Holder and/or such other name(s) as the Company may be directed by the Holder in the Conversion Notice, representing in the aggregate a number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the Share Amount. Any fractional shares resulting from this calculation shall be rounded to the nearest integral number of shares of Common Stock.

            (c) Rights under Investment Agreement. Upon the exercise of the Conversion Right, in whole or in part, by the Holder, the shares of Common Stock delivered to the Holder in connection therewith shall be entitled to all of the benefits set forth in the Investment Agreement, including, without limitation, any registration rights set forth therein.

         5. Adjustments to Share Amount and Type of Securities to be Acquired Upon Exercise of the Conversion Right. The Share Amount and/or the kind of securities or property which would be acquired upon the exercise of the Conversion Right shall be subject to adjustment from time to time as follows:

            (a) Stock Dividends; Stock Splits; Reclassifications; Etc. In case the Company shall (i) pay a dividend or make any other distribution with respect to its Common Stock in shares of its capital stock, (ii) subdivide its outstanding Common Stock, (iii) combine its outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a merger, consolidation or other business combination in which the Company is the continuing corporation), then, in any such case, the number of shares of Common Stock and the kind of securities or property issuable upon exercise of the Conversion Right immediately prior to the effective date (or, if earlier or otherwise applicable, the record date) for such event or transaction, shall be adjusted so that the Holder shall thereafter be entitled to receive the kind and number of shares of Common Stock or other securities or property of the Company that such Holder would have owned or have been entitled to receive after the happening of any of the events or transactions described above, had such Conversion Right been exercised immediately prior to the happening of such event or transaction or any earlier record date with respect thereto.

            (b) Rights; Options, Warrants. In case the Company shall issue any rights, options, warrants or convertible or exchangeable securities entitling the holder thereof to subscribe for or purchase Common Stock at a price per share that is lower (at the close of business on the business day immediately prior to the record date for such issuance) than the Current Market Value (as defined below) per share of Common Stock, the number of shares of Common Stock thereafter issuable upon the exercise of the Conversion Right shall be determined by multiplying the number of shares of Common Stock theretofore issuable upon the exercise of the Conversion Right by a fraction, of which (i) the numerator shall be the sum of (A) the number of shares of Common Stock outstanding on the date of issuance of such rights, options,

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warrants or convertible or exchangeable securities, plus (B) the number of additional shares of Common Stock offered for subscription or purchase or to be issued upon conversion or exchange of such convertible or exchangeable securities, and (ii) the denominator shall be equal to the sum of (A) the number of shares of Common Stock outstanding on the date of issuance of such rights, options, warrants or convertible or exchangeable securities, plus (B) the number of shares of Common Stock which the aggregate consideration to be received by the Company in connection with such issuance would purchase at the then Current Market Value per share of Common Stock. Notwithstanding the provisions of this Section 5(b), upon the expiration of any rights, options, warrants or conversion or exchange privileges that have previously resulted in an adjustment hereunder, if any thereof shall not have been exercised, the number of shares of Common Stock thereafter issuable upon the exercise of the Conversion Right shall, upon such expiration, be readjusted and shall thereafter, upon any future exercise, be such as they would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) as if (i) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion or exchange rights and (ii) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise.

            (c) Issuance of Common Stock at Lower Values. In case the Company shall issue or sell shares of Common Stock, at a price per share of Common Stock that is lower than the then Current Market Value (as defined below) per share of the Common Stock in effect immediately prior to such sale or issuance, then the number of shares of Common Stock thereafter issuable upon the exercise of the Conversion Right shall be determined by multiplying the number of shares of Common Stock theretofore issuable upon exercise of the Conversion Right by a fraction, of which (x) the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such shares of Common Stock, plus the number of additional shares of Common Stock issued or sold and (y) the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such shares of Common Stock, plus the number of shares which the aggregate consideration to be received by the Company in connection with such issuance or sale would purchase at the then Current Market Value per share of Common Stock. For purposes of this Section 5, the term "Current Market Value" shall mean, on any date specified herein, the amount per share of the Common Stock, equal to (i) if the shares are listed for trading on a national securities exchange, the most recent closing sale price of a share as reported by or for such exchange (or if the shares are listed on more than one such exchange, as reported by or for the principal exchange for trading of the shares), (ii) if such shares are not then listed or admitted to trading on any national securities exchange but are quoted on an nationally-recognized securities trading association (e.g., the National Association of Securities Dealers Automated Quotations System), the most recent closing sale price of a share, or if no such closing sale price is reasonably available, the average between the most recent highest bid and lowest asked prices for a share as last reported by or for such securities trading association, or (iii) if such shares are not then listed or admitted to trading on any national securities exchange or quoted by any nationally-recognized securities trading association, the fair market value of a share as determined in good faith by the

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Company's Board of Directors; provided that in no event shall such "Current
Market Value" be less than the per share book value of the Company as shown on the consolidated financial statements of the Company and its subsidiaries as of the most recent fiscal quarter of the Company (calculated on a fully diluted basis (e.g., assuming the conversion of all outstanding convertible securities of the Company and the exercise of all warrants, options and other rights to acquire securities of the Company)).

            (d) Other Dilutive Events, Etc. In case any event shall occur as to which the provisions of Sections 5(a), 5(b) or 5(c) are not strictly applicable but the failure to make any adjustment would not fairly protect the rights represented by the Conversion Right in accordance with the essential intent and principles of this Debenture, then, in each such case, the Company shall appoint a firm of independent certified public accountants of recognized national standing (which may not be the regular auditors of the Company or any of its affiliates), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 5, necessary to preserve, without dilution, the rights represented by the Conversion Right. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holder and shall make the adjustments described therein. In addition, in the event that at any time, as a result of an adjustment made pursuant to this Section 5, the Holder shall become entitled to receive any securities of the Company other than shares of Common Stock upon exercise of the Conversion Right, thereafter the number of such other securities so receivable upon exercise of the Conversion Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Common Stock contained in this Section 5.

            (e) Excluded Transactions. Notwithstanding any provision in this
Section 5 to the contrary, no adjustment shall be made pursuant to this Section 5 in respect of (i) any events or transactions which are listed as an exception to the application of the preemptive rights referred to in clauses (i), (ii) or
(iii) of Section 5.1(b) of the Investment Agreement, or (ii) any event or transaction pursuant to which the Holder is entitled as of the date in question to exercise any of the preemptive rights referred to in Section 5.1(a) of the Investment Agreement. In addition, notwithstanding any provision in this
Section 5 to the contrary, no adjustment shall be made pursuant to the provisions of either Section 5(b) or Section 5(c) above following the date on which an IPO (such term, as defined in the Investment Agreement) is successfully consummated.

         6. Preservation of Conversion Right Upon Merger, Consolidation, etc. In the event of any consolidation of the Company with or merger of the Company with or into another corporation or in case of any sale, transfer or lease to another corporation of all or substantially all the property of the Company, the surviving or acquiring entity shall execute an agreement pursuant to which the Holder shall have the right thereafter to acquire upon exercise of the Conversion Right the kind and amount of securities, cash or other assets which the Holder would have owned or have been entitled to receive after the happening of such transaction had such Conversion Right been exercised immediately prior to the effective time of such transaction.

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Such agreement shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this
Section 5. The adjustment provisions of Section 5 shall similarly apply to the transaction or event triggering any such adjustment as well as any other successive transactions. In addition, the Company agrees that it will not, by amendment of its certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Conversion Right, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be reasonably necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment.

         7. Reservation of Stock; Notices of Certain Corporate Actions. The Company shall at all times reserve and keep available, solely for issuance and delivery upon exercise of the Conversion Right, the number of shares of Common Stock or other applicable securities or property from time to time issuable or deliverable upon exercise of the Conversion Right. In addition, in the event of: (a) any plan on the part of the Company to effect any dividend (other than a normal, periodic cash dividend payable out of the Company's net profits earned during the immediately preceding twelve months) or other distribution, or to grant or issue any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class of the Company or any other securities or property of the Company or any other similar right, (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger involving the Company and any other entity or any transfer of all or substantially all the assets of the Company to any other entity, (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company, or (d) any event that would require, pursuant to the provisions of this Debenture, an adjustment to the Share Amount (without giving effect, for purposes of this Section 7, to the last sentence of Section 5(e) above), then, in any such case, the Company shall give prior written notice of such event or transaction at least 30 days prior to the effective date thereof (or, if earlier, the record date thereof), which notice shall specifying the date or expected date on which any such event or transaction is reasonably expected to occur, and details of such event or transaction.

         8. Default. If, but only if, any of the following events occur prior to the Maturity Date (each an "Event of Default"), then the entire unpaid principal amount of, and accrued and unpaid interest on, this Debenture shall immediately be due and payable:

            (a) Failure to Make Payments. The Company fails to pay the principal or interest of this Debenture within five (5) business days of the date when due;

            (b) Voluntary Bankruptcy. The Company commences any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute, of any jurisdiction, whether now or subsequently in effect; or the Company is adjudicated insolvent or bankrupt by a court of competent jurisdiction; or the Company petitions or applies for, acquiesces in, or consents to,

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the appointment of any receiver or trustee of the Company or for all or substantially all of its property or assets; or the Company makes an assignment for the benefit of its creditors; or the Company admits in writing its inability to pay its debts as they mature; or

            (c) Involuntary Bankruptcy. There is commenced against the Company any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute, of any jurisdiction, whether now or subsequently in effect, and the proceeding remains undismissed or unstayed for a period of sixty (60) days; or the Company by any act indicates its consent to, approval of, or acquiescence in, any such proceeding; or a receiver or trustee is appointed for the Company or for all or substantially all of its property or assets, and the receivership or trustee remains undischarged for a period of sixty (60) days; or a warrant of attachment, execution or similar process is issued against any substantial part of the property or assets of the Company, and the warrant or similar process is not dismissed or bonded within sixty (60) days after the levy.

         9. Remedies Upon Default. Upon the occurrence of an Event of Default, then the unpaid principal balance hereof and all interest accrued hereon shall automatically become immediately due and payable, without presentment, demand, protest, any additional notice whatsoever or other requirements of any kind, all of which are hereby expressly waived by the Company. If upon or after the occurrence of an Event of Default, then the Holder shall have, and may exercise, any and all of the rights, powers and remedies which may be available to it under applicable law, all of which rights, powers and remedies shall be cumulative and not exclusive, to the fullest extent permitted by applicable law.

         10. Registered Owner. The Company may treat Cendant Corporation, the initial Holder, as the absolute owner of this Debenture and as the "Holder" for purposes of receiving payment of, or on account of, the principal and interest due on this Debenture, for purposes of exercising the Conversion Right and for all other purposes, unless notified in writing otherwise by such initial Holder. In the event there are any successors to or assigns of the initial Holder, such successors or assigns shall, upon notice to the Company, become the "Holder" hereunder.

         11. Miscellaneous.

            (a) Amendments; Cumulative Remedies; Failures or Delays; Etc. No amendment, modification or cancellation of any provision of this Debenture (including a waiver thereof or consent relating thereto) shall be effective unless the same shall be in writing and signed by the Holder. Any waiver or consent relating to any provision of this Debenture shall be effective only in the specific instance and for the specific purpose for which given. The rights and remedies provided in this Debenture are cumulative and are not exclusive of any rights and remedies that may be available to the Holder at law, in equity or otherwise. No failure or delay on the part of the Holder in the exercise of any power, right or remedy under this Debenture shall impair such power, right or remedy or shall operate as a waiver thereof,

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nor shall any single or partial exercise of any such power, right or remedy preclude other or further exercise thereof or of any other power, right or remedy.

            (b) Waiver of Notice, Etc. The Company hereby waives diligence, presentment for payment, dishonor, protest, notice of protest, notice of maturity, notice of non-payment, demand and any other notice or demand of any kind whatsoever with respect to this Debenture.

            (c) Payment of Attorneys' Fees, Etc. The Company agrees to pay all costs and expenses, including all attorneys' fees and disbursements, incurred by the Holder in collecting or enforcing payment of this Debenture in accordance with its terms, including without limitation any costs incurred by the Holder, either after an Event of Default or in anticipation thereof, in obtaining advice as to its rights and remedies hereunder, whether or not a suit for collection or payment is in fact filed.

            (d) No Right of Set-Off. No amount, claim, counterclaim, action, cause of action or any other right of the Company against the Holder or its affiliates may be asserted by the Company as set-off, recoupment, counterclaim or defense against or reduction of the sums evidenced hereby.

            (e) Successors and Assigns. This Debenture shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto; provided that the Company may not assign any of its rights or obligations hereunder without the prior written consent of the Holder.

            (f) Severability. If any provision of this Debenture or any right hereunder shall be held to be invalid, illegal or unenforceable under applicable law in any jurisdiction, such provision or other right shall be ineffective only to the extent of such invalidity, illegality or unenforceability, which shall not affect any other provisions herein or any other right granted hereby or the validity, legality or enforceability of such provision or right in any other jurisdiction.

            (g) Notices. All notices and other communications by the Company or by the Holder required or permitted under this Debenture shall be in writing and shall be delivered in person or by facsimile transmission, or mailed by registered or certified mail, return receipt requested, or by a nationally recognized overnight courier, postage prepaid, addressed in each case (a) if to the Holder, at the address of the Holder specified in the Investment Agreement, or (b) if to the Company, at the address of the Company specified in the Investment Agreement. Each party hereto may from time to time change the address to which notices to it are to be delivered or mailed hereunder by notice to the other party.

            (h) Descriptive Headings. The headings in this Debenture are for purposes of reference only and shall not limit or otherwise affect the meanings hereof.

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            (i) Governing Law; Waiver of Jury Trial. This Debenture and the
rights and obligations of the Company and the Holder shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof. THE COMPANY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED IN ANY WAY TO THIS DEBENTURE AND AGREES THAN ANY SUCH PROCEEDING MAY, IF HOLDER SO ELECTS, BE BROUGHT AND ENFORCED IN ANY NEW YORK STATE COURT OR UNITED STATES FEDERAL COURT LOCATED IN NEW YORK, NEW YORK, AND THE COMPANY WAIVES ANY OBJECTION TO JURISDICTION OR VENUE IN ANY SUCH PROCEEDING COMMENCED IN SUCH COURT.

            IN WITNESS WHEREOF, the undersigned has caused this Debenture to be signed in its name by an authorized officer as of the date set forth above.

                                       NET GROCER INC.


                                       By: /s/ Richard D. Falcone
                                          ------------------------------
                                          Name: Richard D. Falcone
                                          Title: Executive Vice President and
                                                 Chief Operating Officer

Dated as of March 30, 1998

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